UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒  Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

PEGASYSTEMS INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:

We cordially invite you to attend our 2008 Annual Meeting of Stockholders on Thursday, May 29, 2008 at One Main Street, Cambridge, Massachusetts. The Annual Meeting will commence at 9:30 a.m., local time.

The following Notice of Annual Meeting of Stockholders and proxy statement describe the items to be considered by our stockholders and contain certain information about Pegasystems and our officers and Directors.

Please vote your shares by submitting your proxy in the manner described herein so that your shares can be voted at the Annual Meeting in accordance with your instructions. Even if you plan to attend the Annual Meeting, we urge you to vote your shares prior to the meeting. You can revoke your proxy at any time before the Annual Meeting, or vote your shares personally if you attend the Annual Meeting.

We look forward to seeing you on May 29, 2008.

Sincerely,

Alan Trefler

Chairman and Chief Executive Officer

April 8, 2008

PEGASYSTEMS INC.

101 Main Street

Cambridge, MA 02142

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 29, 2008

To our Stockholders:

The 2008 Annual Meeting of Stockholders of Pegasystems Inc. will be held at One Main Street, Cambridge, Massachusetts, on Thursday, May 29, 2008 at 9:30 a.m., local time. At the meeting, stockholders will consider and vote on the following matters:

1.	To re-elect six members of the Board of Directors for a one-year term.

2.	To ratify the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2008.

The stockholders will also act on any other business as may properly come before the meeting.

Stockholders of record at the close of business on April 2, 2008 are entitled to vote at the meeting.

We are pleased to take advantage of new Securities and Exchange Commission rule changes that allow companies to distribute their proxy materials over the Internet. This new process is often informally referred to as “e-proxy.” As a result, we are mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of paper copies of this notice, our proxy statement, our proxy card and our 2007 Annual Report on Form 10-K. The Notice contains instructions about how to access these materials via the Internet and how to request paper copies of these materials if you prefer.

You are cordially invited to attend the meeting in person if possible. Whether you plan to attend the meeting or not, please vote your shares by submitting your proxy via the Internet or by completing, signing, dating and returning a proxy card in the manner described in the proxy statement. You can change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described in the proxy statement.

By Order of the Board of Directors,

Shawn Hoyt

General Counsel and Secretary

Cambridge, Massachusetts

April 8, 2008

2008 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

PEGASYSTEMS INC.

101 Main Street

Cambridge, MA 02142

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To be held on May 29, 2008

This proxy statement contains information about the 2008 Annual Meeting of Stockholders of Pegasystems Inc. (the “Annual Meeting”). The Annual Meeting will be held on Thursday, May 29, 2008, beginning at 9:30 a.m., local time, at One Main Street, Cambridge, Massachusetts. Unless the context otherwise requires, references in this proxy statement to “the Company,” “we,” “us” or “our” refer to Pegasystems Inc.

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting and at any adjournment of that meeting. All proxies will be voted in accordance with the instructions they contain. If no instruction is specified on a proxy, it will be voted in favor of Proposals 1 and 2 set forth in the notice of the Annual Meeting. A stockholder may revoke any proxy at any time before it is exercised by giving our Secretary written notice to that effect.

Pursuant to Rule 14a-16, our Annual Report on Form 10-K for the year ended December 31, 2007 is being made available to stockholders along with these proxy materials on or about April 8, 2008 at the following URL: www.envisionreports.com/pega. The Annual Report does not constitute any part of this proxy statement.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote on the following matters:

1.	To re-elect six members of the Board of Directors for a one-year term.

Please see the discussion on pages 7-8 of this proxy statement for further information regarding Proposal 1 that our stockholders should consider in determining their vote.

2.	To ratify the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2008.

Please see the discussion on page 28 of this proxy statement for further information regarding Proposal 2 that our stockholders should consider in determining their vote.

The stockholders will also act on any other business that may properly come before the Annual Meeting.

Who can vote?

To be able to vote, you must have been a stockholder of record at the close of business on April 2, 2008. This date is the record date for the Annual Meeting. The number of outstanding shares of our common stock entitled to vote at the Annual Meeting is 36,044,185.

How many votes do I have?

Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is before the stockholders at the Annual Meeting.

Is my vote important?

Your vote is important regardless of how many shares you own. Please take the time to vote. Take a moment to read the instructions below.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

We are pleased to take advantage of new Securities and Exchange Commission, or SEC, rules that allow companies to distribute their proxy materials over the Internet. As a result, we have sent our stockholders and beneficial owners a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of paper copies of this proxy statement, our proxy card and our 2007 Annual Report on Form 10-K. Detailed instructions on how to access these materials via the Internet may be found in the Notice.

How can I vote?

If you hold your shares of record, you may vote via the Internet or by mail, or you may vote in person at the Annual Meeting. If your shares are held in “street name” by a bank or brokerage firm, please see the first sentence of the “Can I vote if my shares are held in ‘street name’” section below for instructions regarding how to vote your shares.

Voting by Internet. You may submit your proxy via the Internet by following the instructions provided in the Notice and on the proxy card.

Voting by mail. You may vote by printing, completing, signing and dating the proxy card that accompanies this proxy statement and promptly mailing it in accordance with the instructions provided on the proxy card.

The shares you own will be voted according to the instructions on the proxy you submit via the Internet or by mail, as applicable. If you return the proxy but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our Board of Directors. The Board of Directors recommends that you vote FOR Proposals 1 and 2.

Voting in person. If you attend the Annual Meeting, you may vote by delivering your completed proxy in person or you may vote by completing a ballot. Ballots will be available at the Annual Meeting.

Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

No. The Notice contains instructions on how to vote via the Internet, by requesting and returning a paper proxy card, or by submitting a ballot in person at the annual meeting.

I prefer to read my proxy materials on paper. How do I get paper copies?

The Notice contains instructions on how to request paper copies by phone, email, or via the Internet. You will be sent the materials by first class mail within three business days of your request, at no cost to you. If you receive your proxy materials by mail, you may vote your shares by completing, signing and dating the proxy card that accompanies this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. Once you request paper, you will continue to receive the materials in paper form until you instruct us otherwise. Please note, however, that the online proxy materials will also be in a format suitable for printing on your own printer.

Can I change my vote after I have submitted my proxy?

Yes. You can change your vote and revoke your proxy at any time before the polls close at the Annual Meeting by doing any one of the following things:

•	signing another proxy with a later date;

•	giving our Secretary a written notice before or at the Annual Meeting that you want to revoke your proxy; or

•	voting in person at the Annual Meeting.

Your attendance at the Annual Meeting alone will not revoke your proxy.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. To vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

If your shares are held in “street name,” you must bring an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the Annual Meeting on May 29, 2008. To be able to vote your shares held in “street name” at the Annual Meeting, you will need to obtain a proxy card from the holder of record.

What will happen if I do not give my bank or brokerage firm instructions on how to vote my shares?

If you do not give your bank or broker instructions as to how to vote on the proposals described in this proxy statement, your bank or broker may be entitled to use its discretion in voting your shares in accordance with industry practice.

What constitutes a quorum?

For business to be conducted at the Annual Meeting with respect to a particular matter, a quorum must be present for that particular matter. For each of the proposals described in this proxy statement, a quorum consists of the holders of a majority of the votes entitled to be cast on the matter (including shares as to which a nominee has no voting authority) at the Annual Meeting, or at least 18,022,093 shares of our common stock.

Shares of common stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. A share once represented for any purpose at the Annual Meeting is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of the meeting unless (1) the stockholder attends solely to object to lack of notice, defective notice or the conduct of the meeting on other grounds and does not vote the shares or otherwise consent that they are to be deemed present, or (2) in the case of an adjournment, a new record date is or will be set for that adjourned meeting.

What vote is required for each item?

Election of Directors. With respect to each of the six nominees for Director, the number of votes cast at the Annual Meeting in favor of such nominee must represent a majority of the votes entitled to be cast in an election of Directors by all issued and outstanding shares of common stock. This means that if any nominee is one of the six nominees receiving the highest number of votes cast at the Annual Meeting, but the number of votes cast for such nominee does not represent a majority of the votes entitled to be cast in an election of Directors by all issued and outstanding shares, such nominee will not be elected as a Director.

Other Matters. The other matters to be voted on at the Annual Meeting, including the ratification of our independent registered public accounting firm, will be approved if the votes cast at the Annual Meeting in favor of the matter exceed the votes cast opposing the matter.

How will votes be counted?

Each share of common stock will be counted as one vote according to the instructions contained on a proper proxy card, whether executed by you directly or on a ballot voted in person at the Annual Meeting. Shares will not be voted in favor of a matter, and will not be counted as voting on a matter, if they either (1) abstain from voting on a particular matter, or (2) are “broker non-votes.” Abstentions and “broker non-votes” will not be counted as votes in favor of a proposal and will also not be counted as votes cast or shares voted on such proposal. Accordingly, abstentions and “broker non-votes” will have no effect on the outcome of voting with respect to Proposal 2 (ratification of independent registered public accounting firm), because this proposal will be approved if the votes cast at the Annual Meeting in favor of the proposal exceed the votes cast opposing the proposal. Abstentions and “broker non-votes,” however, will have the effect of negative votes with respect to Proposal 1 (election of Directors) because, as described above, each nominee for Director must receive the affirmative vote of the holders of a majority of the votes entitled to be cast in an election of Directors by all issued and outstanding shares of common stock.

Who will count the votes?

The votes will be counted, tabulated and certified by our transfer agent and registrar, Computershare Investor Services, and Shawn Hoyt, our General Counsel and Secretary, will serve as the inspector of elections at the Annual Meeting.

How does the Board of Directors recommend that I vote on the proposals?

The Board of Directors recommends that you vote:

•	FOR the re-election of six members of the Board of Directors to hold office for one year; and

•

FOR the ratification of the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2008.

Will any other business be conducted at the Annual Meeting or will other matters be voted on?

The Board of Directors does not know of any other matters that may come before the Annual Meeting. If any matter properly comes before the Annual Meeting, the persons named in the proxy card will exercise their judgment in deciding how to vote, or otherwise act, at the Annual Meeting with respect to that matter or proposal.

Where can I find the voting results?

We will report the voting results in our quarterly report on Form 10-Q for the second quarter of 2008, which we expect to file with the SEC on or before August 11, 2008.

How and when may I submit a stockholder proposal for the 2009 annual meeting?

If you are interested in submitting a proposal for inclusion in the proxy statement for the 2009 annual meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934. To be eligible for inclusion, we must receive your stockholder proposal intended for inclusion in the proxy statement for the 2009 annual meeting of stockholders at our principal corporate offices in Cambridge, Massachusetts as set forth below no later than December 8, 2008.

If a stockholder wishes to present a proposal before the 2009 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in the proxy statement and proxy card, the stockholder must also give written notice to us at the address noted below. The required notice must be received by us by

December 30, 2008. If a stockholder fails to provide timely notice of a proposal to be presented at the 2009 Annual Meeting of Stockholders, the proxies designated by our Board of Directors will have discretionary authority to vote on that proposal.

Any proposals or notices should be sent to:

Pegasystems Inc.

101 Main Street

Cambridge, MA 02142-1590

Attention: General Counsel and Secretary

Who will bear the costs of soliciting these proxies?

We will bear the costs of solicitation of proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of shares of our common stock they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

How can I obtain an Annual Report on Form 10-K?

Our Annual Report on Form 10-K for the year ended December 31, 2007 is available at www.envisionreports.com/pega. If you would like a copy of this document, we will send you one without charge. Please contact:

Pegasystems Inc.

101 Main Street

Cambridge, MA 02142-1590

Attention: General Counsel and Secretary

Telephone: (617) 374-9600

Whom should I contact if I have any questions?

If you have any questions about the Annual Meeting or your ownership of our common stock, please contact Shawn Hoyt, our General Counsel and Secretary, at the address or telephone number listed above.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following address or telephone number:

Shawn Hoyt

General Counsel and Secretary

Pegasystems Inc.

101 Main Street

Cambridge, MA 02142-1590

Telephone: (617) 374-9600

If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of January 31, 2008 with respect to the beneficial ownership of our common stock by:

•	the stockholders we know to beneficially own more than 5% of our outstanding common stock;

•	each Director;

•	each executive officer named in the Summary Compensation Table included below in this proxy statement; and

•	all of our executive officers and Directors as a group.

Unless otherwise indicated, the address of each person listed below is c/o Pegasystems Inc., 101 Main Street, Cambridge, MA 02142.

NAME OF BENEFICIAL OWNER	NUMBER OF SHARES OWNED	NUMBER OF OPTIONS EXERCISABLE WITHIN 60 DAYS OF JANUARY 31, 2008	TOTAL SHARES BENEFICIALLY OWNED (1)	PERCENTAGE OF SHARES BENEFICIALLY OWNED (2)
5% Stockholders

Alan Trefler (3)	20,492,669	—	20,492,669	56.8%
Dimensional Fund Advisors LP (4)	1,902,004	—	1,902,004	5.3%
Perry Corp. (5)	1,828,325	—	1,828,325	5.1%

Directors and Nominees

Alan Trefler	See “5% Stockholders” Above	See “5% Stockholders” Above	See “5% Stockholders” Above	See “5% Stockholders” Above
Alexander V. d’Arbeloff	562,688	95,000	657,688	1.8%
Richard H. Jones	565,486	549,500	1,114,986	3.1%
Steven F. Kaplan	12,688	105,000	117,688	*
James P. O’Halloran	28,188	178,524	206,712	*
William W. Wyman	12,688	95,000	107,688	*

Named Executive Officers

Alan Trefler	See “5% Stockholders” Above	See “5% Stockholders” Above	See “5% Stockholders” Above	See “5% Stockholders” Above
Craig Dynes	—	30,000	30,000	*
Edward Hughes	—	20,000	20,000	*
Douglas Kra	1,000	72,000	73,000	*
Michael Pyle	—	280,500	280,500	*
All executive officers and Directors as a group (6)	21,675,407	1,425,524	23,100,931	64.0%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)	The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investing power, plus any shares that the person has the right to acquire within 60 days, including through the exercise of stock options. To our knowledge, unless otherwise indicated, all of the persons listed above have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.
(2)	The percent ownership for each stockholder on January 31, 2008 is calculated by dividing (a) the total number of shares beneficially owned by the stockholder by (b) 36,077,382 shares (the number of shares of our common stock outstanding on January 31, 2008) plus any shares acquirable (including stock options exercisable) by the stockholder within 60 days after January 31, 2008, and multiplying the result by 100.
(3)	Includes 35,000 shares of common stock held by the Trefler Foundation, of which Mr. Trefler is a trustee. Mr. Trefler has voting and dispositive power over such shares, but has no pecuniary interest with respect to such shares.
(4)	As reported in the Schedule 13G/A filed by Dimensional Fund Advisors LP with the SEC on February 6, 2008.
(5)	As reported in the Schedule 13G/A filed by Perry Corp. with the SEC on February 8, 2008.
(6)	Includes all persons who were Directors or executive officers of the Company (10 persons) on January 31, 2008.

ELECTION OF DIRECTORS

(Item 1 of Notice)

There are currently six members of our Board of Directors, each of whom serves for a one-year term expiring at each annual meeting of stockholders.

Upon the recommendation of the Nominating Committee of our Board of Directors, the Board has nominated Alexander V. d’Arbeloff, Richard H. Jones, Steven F. Kaplan, James P. O’Halloran, Alan Trefler and William W. Wyman for re-election to the Board of Directors. The persons named in the proxy card as proxies will vote to elect each of the nominees, unless you withhold authority to vote for the election of one or more nominees by marking the proxy card to that effect. If any of the nominees shall become unable or unwilling to serve, the proxies, unless authority has been withheld as to such nominee, may be voted for election of a substitute nominee designated by our Board of Directors, or the Board of Directors may reduce the number of Directors. Proxies may not be voted for more than six persons.

There are no family relationships among any of our executive officers or Directors.

The Board of Directors recommends that you vote FOR the election of the nominees as Directors, and proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise on the proxy.

The following information, which is as of January 31, 2008, is furnished with respect to each of our Directors. The information presented includes information each Director has given us about his age, all positions he holds with us, his principal occupation and business experience during the past five years, and the names of other publicly-held companies of which he serves as a Director. Information about the number of shares of common stock beneficially owned by each Director, directly and indirectly, as of January 31, 2008, appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.”

Nominees for Election for a Term of One Year Expiring in 2008

Alexander V. d’Arbeloff, 80, has been a Director of Pegasystems since August 2000. In December 2000, he was elected a member of our Compensation Committee, and in April 2004, he was elected a member of our Nominating Committee. In 1960, Mr. d’Arbeloff co-founded Teradyne, Inc., a leading manufacturer of automatic test equipment and interconnection systems for the electronics and telecommunications industries. Mr. d’Arbeloff served as President and Chief Executive Officer of Teradyne until May 1997, and remained Chairman of the Board until June 2000. Between 1989 and 2003, Mr. d’Arbeloff was a member of the MIT Corporation, and served as its Chairman from July 1997 to June 2003. Since 2003, Mr. d’Arbeloff has served as a professor at the MIT Sloan School of Management and as an emeritus member of the MIT Corporation. Mr. d’Arbeloff also serves on the boards of several private companies.

Richard H. Jones, 56, joined Pegasystems in October 1999, serving as President and Chief Operating Officer until September 2002. Mr. Jones was a part-time employee of Pegasystems from July 2002 to July 2007. He was elected a Director of Pegasystems in November 2000, and became Vice Chairman in September 2002. From 1995 to 1997, he served as a Chief Asset Management Executive and member of the Operating Committee at Barnett Banks, Inc., which at the time was among the nation’s 25 largest banks. He served as Chief Executive Officer of Fleet Investment Services, a brokerage and wealth management organization from 1991 to 1995. His prior experience also includes serving as Executive Vice President with Fidelity Investments, an international provider of financial services and investment resources, and as a principal with the consulting firm of Booz, Allen & Hamilton. Mr. Jones holds an undergraduate degree from Duke University, with majors in both economics and management science. He also holds an M.B.A. degree from the Wharton School of the University of Pennsylvania. Since June 1995, Mr. Jones has served as Chairman of Jones Boys Ventures, a retailer. Mr. Jones is also currently a Trustee of Episcopal High School in Jacksonville, Florida.

Steven F. Kaplan, 51, has been a Director of Pegasystems since August 1999. In December 2000, he was elected a member of our Audit Committee, and in April 2004, he was elected a member of our Nominating Committee. Mr. Kaplan has served as a general partner of Riverside Partners, LLC, a private equity firm, since October 2006. He has been President of Kaplan Advisors LLC, a financial and strategy consulting firm, since January 2004. He was a Managing Director of The Audax Group, a private equity and venture capital firm, from January 2000 until December 2003. From 1998 to 2000, Mr. Kaplan was affiliated with Texas Pacific Group, a private equity firm, and he served as President, Chief Operating Officer and Chief Financial Officer of Favorite Brands International Holding Corp., a confectionery company controlled by Texas Pacific Group. From 1996 to 1997, Mr. Kaplan was Executive Vice President and Chief Financial Officer of the Coleman Company, an international manufacturer of camping, outdoor recreation and hardware equipment. Mr. Kaplan holds an M.S. in Management, a B.S. in Electrical Engineering and Computer Science and a B.S. in Management Science from the Massachusetts Institute of Technology.

James P. O’Halloran, 75, has been a Director of Pegasystems since 1999. In November of 2004, he was elected a member of our Audit and Nominating Committees, and in April 2005, he was elected a member of our Compensation Committee. From June 1999 to August 2001, he was the Senior Vice President, Chief Financial Officer, Treasurer, and Secretary of Pegasystems. From 1991 to 1999 he served as President of G & J Associates, Ltd., a financial consulting firm. From 1956 to 1990, he was with the international accounting firm of Arthur Andersen LLP, serving as an audit partner from 1967 to his retirement in 1990. From August 2002 to February 2004, Mr. O’Halloran served as President and Chief Operating Officer of FabTech Industries of Brevard, Inc., a certified supplier of precision components for the aerospace, defense, medical, fuel cell and high tech industries. Since 1993, he has served as a Director of ASA International Ltd., a software firm focusing on business applications for small and medium-sized companies. Since 2004, he has served as a Director of Omtool, Ltd, a software firm focusing on electronic business document exchange systems.

Alan Trefler, 51, a founder of Pegasystems, has served as Chief Executive Officer and Chairman of the Board of Directors since Pegasystems was organized in 1983. Prior to 1983, he managed an electronic funds transfer product for TMI Systems Corporation, a software and services company. Mr. Trefler holds a B.A. degree in economics and computer science from Dartmouth College.

William W. Wyman, 70, has been a Director of Pegasystems since June 2000. In December 2000, he was elected a member of our Audit Committee, in April 2004 he was elected a member of our Nominating Committee, and in June 2006 he was elected a member of our Compensation Committee. In 2001, Mr. Wyman served as the Chief Executive Officer of Predictive Systems, Inc., which was a systems consulting and installation company. Since 1993, Mr. Wyman has been an advisor to Castle Harlan, Inc., a private equity firm, and since 1995, Mr. Wyman has been an advisor to The Sprout Group, which is also a private equity firm. In 1984, Mr. Wyman co-founded Oliver Wyman and Company, a management consulting firm serving large financial institutions. He served as Managing Partner until 1995, when he became a counselor to chief executives of several companies, and a director for a number of companies in the technology and financial sectors. Since 2005, Mr. Wyman has served as a Director of Datascope Corp., a public company that manufactures medical devices. Prior to 1984, Mr. Wyman was a senior partner at Booz, Allen & Hamilton, where he served as President of the Management Consulting Group and head of the Financial Industries Practice. Mr. Wyman holds a degree in economics with honors from Colgate University and an M.B.A. degree from the Harvard Business School.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that Pegasystems is managed for the long-term benefit of its stockholders and are committed to maintaining sound corporate governance principles. During the past year, we continued to review our corporate governance policies and practices and to compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also continued to review the provisions of the Sarbanes-Oxley Act of 2002, the existing and proposed rules of the SEC and the listing standards of the NASDAQ Global Select Market (“Nasdaq”). Our corporate governance principles are described on the “Governance” section of our website at www.pega.com.

We have adopted a written Code of Conduct that applies to our Board of Directors and all of our employees, including our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions.

You can access our current committee charters and Code of Conduct in the “Governance” section of our website at www.pega.com or by writing to:

Shawn Hoyt

General Counsel and Secretary

Pegasystems Inc.

101 Main Street

Cambridge, MA 02142-1590

Phone: (617) 374-9600

Determination of Independence

Our Board of Directors has determined that none of Messrs. d’Arbeloff, Kaplan, O’Halloran or Wyman has a material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and that each of these Directors is “independent” within the meaning of Nasdaq’s director independence standards. Our Board of Directors has further determined that each of the members of our Audit Committee, Compensation Committee and Nominating Committee has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” within the meaning of Nasdaq’s director independence standards. There were no other transactions, relationships or arrangements not disclosed in this proxy statement that were relevant to the independence of the persons serving as members of our Board of Directors in 2007.

Director Candidates

Our stockholders may recommend Director candidates for inclusion by the Board of Directors in the slate of nominees which the Board recommends to our stockholders for election. The qualifications of recommended candidates will be reviewed by our Nominating Committee. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election as a Director by the stockholders, the name will be included in our proxy card for the stockholders meeting at which his or her election is recommended.

Stockholders may recommend individuals for the Nominating Committee to consider as potential Director candidates by submitting their names and background to the “Pegasystems Inc. Nominating Committee” c/o Pegasystems Inc., 101 Main Street, Cambridge, MA 02142-1590, Attention: General Counsel and Secretary. The Nominating Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis. The process followed by the Nominating Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating Committee and the Board. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating Committee will evaluate those candidates by following substantially the same process, and applying the same criteria, as for new candidates submitted by Board members.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended Director nominees, including candidates recommended by stockholders, the Nominating Committee will apply the criteria appended to the Nominating Committee’s charter. These criteria include the candidate’s integrity, business acumen, experience, commitment, diligence, conflicts of interest and the ability to act in the interest of all stockholders. The Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the Directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. We did not pay any third party a fee to assist in evaluating and identifying Director nominees in 2007. During 2007, no Director candidate was recommended to us by any beneficial owner of more than 5% of our common stock.

Communications from Stockholders and Other Interested Parties with the Board

The Board of Directors will give appropriate attention to written communications on issues that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Board of Directors will, with the assistance of our General Counsel and Secretary, (1) be primarily responsible for monitoring communications from stockholders and other interested parties and (2) provide copies or summaries of such communications to the other Directors as he considers appropriate.

Communications will be forwarded to all Directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Board of Directors considers to be important for the Directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders and other interested parties who wish to send communications on any topic to the Board should address such communications to:

Chairman of the Board of Directors

c/o Pegasystems Inc.

101 Main Street

Cambridge, MA 02142-1590

Attention: General Counsel and Secretary

Board of Directors Meetings and Committees

The Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance, rather than day-to-day operations. The Board’s primary responsibility is to oversee the management of the Company and, in so doing, serve the best interests of the Company and its stockholders. The Board selects, evaluates and provides for the succession of executive officers and, subject to stockholder election each year at our annual meeting, Directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on us. Management keeps the Directors informed of company activity through regular written reports and presentations at Board and committee meetings.

The Board of Directors met seven times in 2007. During 2007, each of our Directors attended at least 75% of the total number of meetings of the Board of Directors and the committees of which such Director was a member, except that Mr. Wyman only attended 63% of the Compensation Committee meetings. The Board has standing Audit, Compensation and Nominating Committees. Each committee has a charter that has been approved by the Board. Each committee reviews the appropriateness of its charter and performs a self-evaluation periodically. Mr. Trefler is the only Director who is also an employee of Pegasystems. Mr. Jones was an employee of Pegasystems until July 12, 2007. All members of all committees are non-employee Directors.

Executive sessions of non-employee Directors are held periodically each year, generally in conjunction with regularly scheduled meetings of the full Board. Any non-employee Director can request that an additional executive session be scheduled.

It is our policy that Directors should attend annual meetings of stockholders. All of the Directors attended the 2007 annual meeting of stockholders.

Audit Committee

The current members of the Audit Committee are Messrs. Kaplan (Chairman), O’Halloran and Wyman. Mr. O’Halloran qualifies as an “audit committee financial expert” under SEC rules. Each of Messrs. Kaplan, O’Halloran and Wyman is an “independent director” under applicable SEC and Nasdaq rules governing the qualifications of the members of audit committees. In addition, our Board of Directors has determined that each member of the Audit Committee is financially sophisticated in accordance with applicable Nasdaq standards. None of Messrs. Kaplan, O’Halloran and Wyman serves on the audit committees of more than two other public companies. The Audit Committee met 17 times during 2007. The responsibilities of our Audit Committee and its activities during 2007 are described in the Report of the Audit Committee contained below in this proxy statement.

The charter of the Audit Committee can be found on the “Governance” section of our website at www.pega.com.

Compensation Committee

The current members of the Compensation Committee are Messrs. d’Arbeloff, O’Halloran (Chairman), and Wyman. The Board has determined that each of Messrs. d’Arbeloff, O’Halloran, and Wyman is independent as defined under applicable Nasdaq rules. Our Compensation Committee held sixteen meetings during 2007. The Compensation Committee evaluates and sets the compensation of our Chief Executive Officer and approves the salaries and bonuses of our other executive officers. The Compensation Committee also approves the grant of stock options, restricted stock units (“RSUs”) and other equity compensation amounts (within guidelines established by our Board of Directors) to our officers and employees. The responsibilities of our Compensation Committee and its activities during 2007 are further described in the Compensation Discussion and Analysis and the Report of the Compensation Committee on Executive Compensation, each of which is contained below in this proxy statement.

The charter of the Compensation Committee can be found on the “Governance” section of our website at www.pega.com.

Nominating Committee

The current members of the Nominating Committee are Messrs. d’Arbeloff, Kaplan, O’Halloran and Wyman. The Board has determined that each of Messrs. d’Arbeloff, Kaplan, O’Halloran and Wyman is independent as defined under applicable Nasdaq rules. The purpose of the Nominating Committee is to identify qualified individuals as needed to become Board members and recommend to the Board the persons to be nominated by the Board for election as Directors at the annual meeting of stockholders. The Nominating Committee is authorized to retain any such advisers or consultants it deems necessary or appropriate to carry out its responsibilities. For information relating to nominations of Directors by our stockholders, see “Director Candidates” above. The Nominating Committee met in March 2008 to consider and recommend to the full Board of Directors the nominees for election as a Director at the Annual Meeting.

The charter of the Nominating Committee can be found on the “Governance” section of our website at www.pega.com.

Audit Committee’s Pre-Approval Policy and Procedures

Our Audit Committee pre-approves all services, including both audit and non-audit services, provided by our independent registered public accounting firm, for the purpose of maintaining the independence of our independent registered public accounting firm, or by any other audit firm registered with the Public Company Accounting Oversight Board that we may engage from time to time (each, a “PCAOB Registered Firm”). For audit services, each year the independent registered public accounting firm provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year, which must be accepted by the Audit Committee. The independent registered public accounting firm also submits an audit services fee proposal, which also must be approved by the Audit Committee before the audit commences.

As required, management also submits to the Audit Committee a description of non-audit services that it recommends the independent registered public accounting firm or any other PCAOB Registered Firm be engaged and to provide an estimate of the fees to be paid for each. Management and the independent registered public accounting firm must each confirm to the Audit Committee that the performance of the non-audit services would not compromise the independence of the auditors and would be permissible under all applicable legal requirements. The Audit Committee must approve both the non-audit services and the budget for each such service before commencement of the work. Management and the independent registered public accounting firm report to the Audit Committee periodically as to the non-audit services actually provided by the independent registered public accounting firm and the approximate fees incurred by us for those services.

All audit and non-audit services provided by Deloitte & Touche LLP in 2007 and 2006 were pre-approved by the Audit Committee.

DIRECTOR COMPENSATION

Non-employee Directors are paid an annual cash retainer of $55,000, covering the period from each annual meeting of stockholders to the following year’s annual meeting. Additionally, on the date of each annual meeting of stockholders, we grant to each non-employee Director a number of shares of unrestricted common stock equal to $55,000 divided by the fair market value of a share of our common stock on the date of issuance.

Additionally, we pay an annual cash retainer (paid in quarterly installments in advance) to Directors serving on the Audit and Compensation Committees: $10,000 to each Audit Committee member and $20,000 to the Audit Committee Chair; and $6,000 to each Compensation Committee member and $8,000 to the Compensation Committee Chair.

In addition to the above, we also offer to reimburse non-employee Directors for expenses incurred in attending Board, committee or other company meetings.

The following table provides compensation information for the one-year period ended on December 31, 2007 for each member of our Board of Directors.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Alan Trefler	—		—	—		—	—	—	—
Alexander V. d’Arbeloff	61,000	(1)	55,000	—	(2)	—	—	—	116,000
Richard H. Jones	55,000	(3)	55,000	—	(4)	—	—	—	110,000
Steven F. Kaplan	75,000	(5)	55,000	—	(6)	—	—	—	130,000
James P. O’Halloran	73,000	(7)	55,000	—	(8)	—	—	—	128,000
William W. Wyman	71,000	(9)	55,000	—	(10)	—	—	—	126,000

(1)	Consists of Board retainer fees of $55,000 and committee retainer fees of $6,000.
(2)	As of December 31, 2007, Mr. d’Arbeloff held options to purchase an aggregate of 95,000 shares of our common stock.
(3)	Consists of Board retainer fees of $55,000.
(4)	As of December 31, 2007, Mr. Jones held options to purchase an aggregate of 550,000 shares of our common stock.
(5)	Consists of Board retainer fees of $55,000 and committee retainer fees of $20,000.
(6)	As of December 31, 2007, Mr. Kaplan held options to purchase an aggregate of 105,000 shares of our common stock.
(7)	Consists of Board retainer fees of $55,000 and committee retainer fees of $18,000.
(8)	As of December 31, 2007, Mr. O’Halloran held options to purchase an aggregate of 178,524 shares of our common stock.
(9)	Consists of Board retainer fees of $55,000 and committee retainer fees of $16,000.
(10)	As of December 31, 2007, Mr. Wyman held options to purchase an aggregate of 95,000 shares of our common stock.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section describes the material elements of our compensation programs for our executive officers, including those executive officers identified in the Summary Compensation Table on page 22 of this proxy statement, who are also called named executive officers. This section also provides an overview of our executive compensation philosophy and analyzes how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrives at specific compensation decisions and policies.

Oversight of Compensation Programs

The Compensation Committee. The Compensation Committee oversees all of the compensation programs that we offer to our executive officers. You can find further information regarding the composition, responsibilities and charter of the Compensation Committee on page 11 of this proxy statement.

In 2007, the Compensation Committee’s schedule of meetings, including the agenda items for those meetings, was established by our Vice President of Human Resources, Carmelina Procaccini, with input from the Chair of the Compensation Committee, James O’Halloran, and our Chief Executive Officer, Alan Trefler. During 2007, the Compensation Committee met sixteen times. At those meetings, the Compensation Committee addressed the following matters, among others: approval of the amount of the Company match of employee contributions to the Company’s 401(k) plan for 2007; discussion of the new executive compensation disclosure requirements adopted by the SEC in 2006, particularly with respect to this Compensation Discussion and Analysis section; analysis and approval of the actual bonus payments under the 2006 Corporate Incentive Compensation Plan; approval of the 2007 base salaries, target bonuses, and corporate incentive compensation plan for all executive officers; discussion regarding the range of, and budget for, new hire stock option grants; and approval of all grants of stock options to employees of the Company, including new hires. The Compensation Committee also discussed and approved the inclusion of RSUs as an equity element available to be granted to executive officers and other Company employees, in addition to stock options.

To facilitate the Compensation Committee’s review of each of the elements of the compensation paid to the executive officers, beginning in 2007, management provided the Compensation Committee with “tally sheets” detailing each executive officer’s total compensation, including the cash value of each element of that total compensation, including salary, bonus, the Company’s 401(k) plan match contribution, Company-paid parking, and Company-paid health, dental and other insurance premiums. For 2008, the tally sheets have been expanded to include more detailed information regarding the equity components of executive compensation, including the expense determined in accordance with FASB Statement of Financial Accounting Standards (“FAS”) No. 123R, “Share-Based Payment” (“FAS 123(R)”) for equity awards granted in 2007, and the total value of outstanding “in-the-money” vested and unvested equity awards as of December 31, 2007. The Compensation Committee uses these tally sheets to ensure that the total amount of compensation paid to the executive officers is consistent with the Company’s compensation philosophy, rather than focusing only on the base salaries and bonuses of the executive officers.

Compensation Consultants. In 2007, the Company’s management continued to utilize The Bostonian Group for consulting services regarding both health benefits and its 401(k) defined contribution plan. The Bostonian Group assists with benefit plan design, vendor assessment, cost considerations and plan oversight. Members of The Bostonian Group participate in meetings of the Company’s internal 401(k) Committee (which is composed of representatives from the Company’s finance and human resources departments) and provide market data and regulatory updates. Additionally, the Company’s management retained Pearl Meyer and Partners in 2007 to provide consulting services regarding market trends in equity plans, in particular the use of restricted stock or restricted stock units in addition to stock options and the market trends regarding the scope and distribution of periodic equity awards to employees, and stock options for newly hired employees. The Company’s management and the Compensation Committee considered these trends in adopting the use of restricted stock units as an element of its equity compensation programs in the fourth quarter of 2007.

The Compensation Committee may retain the services of advisors, and it has the budgetary authority to hire such advisors as it deems necessary, although it did not do so in 2007. The Compensation Committee does not currently engage its own outside consultant for advice because its members are comfortable with the benchmarking data and other supporting information provided by the Company’s management and believe they are adequately experienced and equipped to address the relevant issues. The Compensation Committee also believes that, other than the services provided by The Bostonian Group and Pearl Meyer and Partners described above, outside consultants are unnecessary at this time because our executive officers’ compensation is primarily composed of base salary, bonus, stock option and restricted stock unit (“RSU”) grants, and does not include more complex elements such as deferred compensation plans.

Role of Executives in Establishing Compensation. In 2007, as in prior years, our Vice President of Human Resources, Carmelina Procaccini, researched appropriate types and levels of compensation for our executive officers and created preliminary recommendations based on that research. Mr. Trefler and our Chief Financial Officer, Craig Dynes, reviewed those preliminary recommendations and provided additional guidance. Ms. Procaccini then presented the final recommendations of management to the Compensation Committee for review and discussion. In 2007, Ms. Procaccini, Mr. Trefler, and Shawn Hoyt, our General Counsel and Secretary, generally attended meetings of the Compensation Committee, but did not attend the executive sessions, which are held periodically by the Committee without members of management present.

Beginning in January 2008, Ms. Procaccini assumed the role of Vice President of Organizational Development and Talent Management. In February 2008, Jeffrey Yanagi was hired to lead the Company’s global human resources efforts, as our Vice President of Human Capital. In this new role, Mr. Yanagi will be responsible for working with the Compensation Committee to help evaluate and develop the Company’s compensation programs.

The Compensation Committee may form and delegate its authority to one or more subcommittees of members of the Compensation Committee as it deems appropriate from time to time under the circumstances (including a subcommittee consisting of a single member of the Compensation Committee). The Compensation Committee does not delegate decisions regarding the compensation of executive officers to management, except that, starting in 2007, fifty percent (50%) of each executive officer’s annual cash bonus is tied to the attainment of individual goals established by Mr. Trefler, as further described below in this Compensation Discussion and Analysis section.

Additionally, Edward Hughes, our Senior Vice President of Global Sales, and Douglas Kra, our Vice President of Professional Services, will each be provided an opportunity for 2008 to receive additional performance-based compensation tied to the attainment of individual goals established by Mr. Trefler, as further described below in this Compensation Discussion and Analysis section. Mr. Hughes was provided a similar opportunity in 2007.

Objectives of Compensation Programs

Compensation Philosophy. The objective of our executive compensation program is to align executive compensation with the achievement of the Company’s strategic and financial goals. The program focuses on long-term indicators of the underlying success of our business, rather than on ancillary indicators such as our stock price or earnings per share that may be influenced by other factors and may not necessarily demonstrate the underlying success of our business. Pegasystems’ compensation philosophy is built upon principles of internal equity with respect to each executive’s role relative to others within the Company, external competitiveness, recognition of performance against short and long-term goals, and the sharing of success. The Company’s compensation program therefore is primarily focused on internal and external benchmarking, and the level of attainment of target goals, most of which are shared goals relating to the Company’s overall performance.

Our compensation program is designed to reward superior performance by our executive officers. In measuring the contribution of the executive officers to the Company, the Committee considers their performance relative to the applicable unit goals such as sales bookings, profit margins, other financial metrics and other specific objectives set by management. While compensation surveys are useful guides for comparative purposes, the Compensation Committee believes that a successful compensation program also requires the application of judgment and subjective determinations of individual and Company performance. Therefore, the Committee applies its judgment when reconciling the program’s objectives with the realities of retaining valued employees.

Benchmarking. In making compensation decisions, management and the Compensation Committee compare each element of total cash compensation against a peer group of publicly-traded and privately-held business-to-business software companies that the Compensation Committee believes compete with the Company for executive talent. In general, the Compensation Committee seeks to provide total cash compensation, consisting of base salary and bonuses (“Total Cash Compensation”), to the Company’s executive officers that is within the 50th to 75th percentile of the Total Cash Compensation paid to the executive officers of the benchmark companies, with the exception of the Chief Executive Officer who is compensated below the 50th percentile due to his status as a significant shareholder of the Company. In 2007, the companies against which we benchmarked through the use of proxy statements and national and regional compensation surveys published by ICR Ltd., Culpepper, Pearl Meyer and Partners (formerly Clark Consulting) and Radford were: Activision, Activity Solutions, Calypso Technology, Chordiant, Cybersource, Entrust, Financial Engines, Hewlett Packard, Kana Software, Microsoft, Motricity, Nuance Communications, Progress Software, SAP, Selectica, Sun Microsystems, Tripwire, Vitria, Web Methods, and Webtrends. We believe that these companies are appropriate benchmarks because one or more of the following applies: (a) they are of comparable size; (b) they are in a comparable industry; or (c) they are within our geographic market.

We believe that it is helpful to utilize data from a very wide array of comparable companies in order to determine the best pay scales to apply to our executive compensation program. For example, in 2007, ICR included data from more than 250 companies and included breakout information for software companies with annual revenue under $250 million; Radford included data from over 700 companies and included breakout information from companies with annual revenue from $50 to $199.9 million, and from software companies with annual revenue under $200 million and between $200 million to $ 1 billion; Pearl Meyer and Partners (then Clark Consulting) provided data from more than 200 companies and included information from software companies with less than $1 billion a year in annual revenue; and Culpepper provided data from more than 700 software companies with average revenue of $325 million. The Company’s senior management uses this benchmarking data to establish the recommended levels of compensation for the executive officers in a manner consistent with the Company’s compensation philosophy, and the Compensation Committee uses this data to determine whether those recommended levels of compensation are reasonable and consistent with the goal of providing Total Cash Compensation that is within the 50th to 75th percentile of the Total Cash Compensation paid to the executive officers of the benchmark companies.

Elements of Compensation

Elements of Compensation. Elements of compensation for our executive officers consist of the following: salary; bonus; stock option and RSU awards; health, disability and life insurance; a match by the Company of 401(k) defined contribution plan contributions; and Company-paid parking. Base salaries are set for our executive officers at the regularly scheduled annual February or March meetings of our Compensation Committee. At these meetings, the Committee also approves and adopts the bonus payments based on the prior year’s results, and the target bonus levels for the current year. In considering each element of compensation, our Compensation Committee considers the following factors:

Salary. Cash compensation in the form of base salary is intended to reflect an executive’s knowledge, skills and level of responsibility, as well as the economic and business conditions affecting the Company. In determining the salary of each executive officer, the Compensation Committee reviews compensation for comparable positions in other software companies and in other similarly-sized companies contained in published surveys or gleaned from the public disclosure filings of publicly-traded companies. The

Compensation Committee’s general approach in 2007 was that Total Cash Compensation for our executive officers should be within the 50th to 75th percentile of the median Total Cash Compensation for similarly situated executives in comparable companies. The Compensation Committee also concluded that, on average, the base salaries of the executive officers for 2007 and 2008, other than the Chief Executive Officer as discussed below, should comprise approximately 65% of their target Total Cash Compensation, with the remainder provided in the bonus portion of such compensation.

Our named executive officers for 2007, as listed in the Summary Compensation Table, other than the Chief Executive Officer, included Craig Dynes, Edward Hughes, Douglas Kra, and Michael Pyle. The base salaries of each of the named executive officers, with the exception of Mr. Hughes, were raised effective as of January 1, 2007, by the following percentage increases: Mr. Dynes, 2%; Mr. Kra, 10%; and, Mr. Pyle, 7%. In each of these cases, the raises were given to remain competitive with the market and were seen as critical to retention of these executive officers.

Bonuses. Annual cash bonuses are intended to reward executive officers for the achievement of the Company’s operational and strategic goals. The mechanism that we use to determine whether, and to what extent, annual cash bonuses are paid to our executive officers is the Corporate Incentive Compensation Plan for executive officers (the “Incentive Plan”) that is approved by the Compensation Committee each year at its regularly scheduled February or March meeting.

The Incentive Plan for 2007 covered the period from January 1 through December 31 (the “Incentive Period”). The Incentive Plan is designed to establish a pool of funds to be available for making bonus payments to the executive officers if the Company achieves certain performance goals during the Incentive Period. The aggregate 2007 target bonus payments for the Company’s named executive officers were $772,500, including Mr. Hughes’ additional incentive compensation opportunities described on page 18 (the “Aggregate Target Bonus Amount”). The target bonuses for the named executive officers, with the exception of our Chief Executive Officer, represent between 40% and 50% of the base salaries for those executive officers. For our Chief Executive Officer, the target bonus represents 100% of his base salary. For purposes of the Incentive Plan, the performance goals are divided into two categories. The first category is comprised of the corporate financial goals related to revenue, bookings and profitability approved by the Board of Directors in connection with establishing the Company’s annual budget, with license bookings weighted at 45% of total achievement, annual revenue weighted at 15% and profitability weighted at 10%. The second category is comprised of the qualitative strategic goals related to customer success, target market leadership and operational excellence approved by the Board of Directors as part of the Company’s annual strategic planning, with the strategic goals in the aggregate weighted at 30% of total achievement. Together, these two categories make up a single performance goal under the Incentive Plan (the “Corporate Performance Target”).

The percentage achievement of the Corporate Performance Target (the “Funding Percentage”) determines the extent to which the Incentive Plan is funded. The Incentive Plan will be funded with an amount equal to the Aggregate Target Bonus Amount multiplied by the Funding Percentage, except that if the Funding Percentage is less than 70% then the Incentive Plan will not be funded at all. If the Corporate Performance Target is exceeded, the percentage achievement of the Corporate Performance Target for purposes of funding the Incentive Plan is deemed equal to 100% plus two times the percentage amount of such excess (but in no event more than 200%). In 2007, the Funding Percentage was 93%.

For 2007, each executive officer was entitled to a bonus amount equal to 50% of his target bonus multiplied by the Funding Percentage (the “Corporate Bonus Amount”), plus an additional bonus amount of up to the Corporate Bonus Amount based upon his attainment, as determined by our Chief Executive Officer in his discretion, of the individual goals established by our Chief Executive Officer. These individual goals relate to each executive officer’s performance against the Company’s annual operational plan, which is established at the beginning of each year by the Company’s senior management team and which describes the Company’s key operational initiatives related to customer success, target market leadership and operational excellence. Mr. Trefler assesses each executive officer’s contribution to the overall operational plan and to the executive officer’s specific functional unit. Mr. Trefler periodically reviews each executive officer’s progress towards achieving his or her individual goals with the other members of the Company’s senior management team and with the Board of Directors. Prior to making a final determination regarding the attainment or non-attainment of each executive officer’s individual goals, Mr. Trefler consults with the Compensation Committee. In 2007, Mr. Trefler determined that each of our executive officers attained his individual goals in the aggregate.

Additionally, in 2007, Mr. Hughes was eligible for additional incentive compensation related to the value of license bookings achieved by the Company: $1,000 for each $1 million in license bookings up to the budget set by our Board of Directors; $4,000 per $1 million for license bookings up to 25% above the Board budget; $6,000 per $1 million for license bookings greater than 25% above the Board budget; and $30,000 upon the achievement of specific individual performance goals established by the Chief Executive Officer. In 2007, Mr. Hughes received $70,924 in additional incentive compensation related to the achievement of license bookings, and $23,250 in additional incentive compensation related to the achievement of individual performance goals.

In 2008, both Mr. Hughes and Mr. Kra will be eligible to receive additional incentives based, in the case of Mr. Hughes, upon the achievement of license bookings targets and individual performance goals established by the Chief Executive Officer; and, in the case of Mr. Kra, upon the achievement of individual performance goals established by the Chief Executive Officer. More specifically, in 2008, Mr. Hughes is eligible for additional compensation, as follows: $1,000 for each $1 million in license bookings up to the budget set by our Board of Directors; $4,000 for each $1 million in license bookings above the budget established by our Board of Directors; and up to $50,000 upon the achievement of specific individual performance goals established by the Chief Executive Officer. In 2008, Mr. Kra is eligible for an additional $20,000 upon the achievement of specific individual performance goals to be established by the Chief Executive Officer in his discretion. In 2008, the individual performance goals for Messrs. Hughes and Kra will be established quarterly by the Chief Executive Officer and relate to the effective teaming of the Company’s Sales and Professional Services organizations in achieving customer enablement and success and the development of alliance relationships with strategic partners. An additional individual performance goal for Mr. Hughes is the consistency of sales quota achievement among our Sales personnel. Our Chief Executive Officer conducts quarterly reviews with Messrs. Hughes and Kra of their performance towards achieving these individual goals, and meets at year end with the Compensation Committee to discuss and determine the final level of attainment of these goals.

Each of the target bonus levels established for our executive officers represent management’s and the Compensation Committee’s assessment of a very high level of achievement of specific goals. Where target bonus levels relate to financial goals that are also the subject of our published financial guidance, these goals are generally established at levels that represent over-performance in relation to the guidance that we publish at the beginning of each calendar year. In many years, these goals have only been partially achieved. For example, for 2005 the payout by the Company to the executive officers was 73% of each individual’s target bonus level. For 2006, the payout by the Company was 100% of each individual’s target bonus level and was attributable to the record revenues and bookings achieved by the Company in 2006. For 2007, the payout by the Company was 93% of each individual’s target bonus level, as the Company achieved its revenue and strategic goals, but fell short of its license bookings target for the year.

The Compensation Committee has approved the 2008 Incentive Plan, which operates in the same manner as the 2007 Incentive Plan, except that the aggregate 2008 target bonus payments for the Company’s executive officers are $808,750, including Messrs. Hughes’ and Kra’s additional incentive compensation opportunities described above.

Equity Awards. Historically, the Compensation Committee has used stock options as a long-term, non-cash incentive and as a means of aligning the long-term interests of executives and stockholders. Stock options are linked to the future performance of our stock because they do not become valuable to the holder unless the price of our stock increases above the fair market value of our stock on the date of grant. Pursuant to our 2004 Long Term Incentive Plan, fair market value is defined as the closing price of our common stock on the date of grant.

The Compensation Committee also periodically considers the use of other forms of non-cash incentives, such as restricted stock or restricted stock units. During the fourth quarter of 2007, the Company’s Board of Directors approved changes to its equity compensation program, including the granting of RSUs in addition to stock options, for periodic equity compensation grants to executive officers and other employees. RSUs deliver to the recipient a right to receive a specified number of shares of the Company’s common stock upon vesting. Unlike stock options, there is no cost to the executive officer at share issuance. Therefore, RSUs provide value to our executives even if the Company’s stock price remains constant. Additionally, RSUs, while more expensive than options to the Company by approximately a two to one ratio, can be more efficient based upon the benefit to the executive in comparison to the FAS 123(R) cost to the Company. RSU grants do not result in the same amount of dilution upon issuance to the Company’s investor ownership as that caused by stock options, because the same incentive associated with options can be provided to the executive with RSUs, but with fewer shares ultimately issued. The Company values its RSUs at the fair value of our common stock on the grant date, which is the closing price of our common stock on that date, less the present value of expected dividends, as the executive officers or other employees are not entitled to dividends during the requisite service period.

During the fourth quarter of 2007, the Company’s Board of Directors also approved the election by executive officers and other employees to receive 50% of their target incentive compensation under the Incentive Plan in the form of RSUs instead of cash, beginning with the Incentive Plan for 2008. For this purpose, RSUs will be valued at their fair value on the grant date. If elected by an executive officer or other employee, the equity amount will be equal in value on the date of grant to 50% of his or her target incentive opportunity, based on the employee’s January 2008 base salary. The number of RSUs granted will be determined by dividing 50% of the employee’s target incentive opportunity by the fair value of a RSU on the grant date. If elected, the equity grant will occur during the open trading period following the public release of the Company’s 2007 financial results and will vest 100% on the Incentive Plan payout date in 2009 for all participants. Vesting is conditioned upon threshold funding of the Incentive Plan and continued active employment with the Company. If these conditions are not met, the equity grant cannot be exercised by the executive officer and will expire. The Company will recognize the associated stock-based compensation expense over the requisite service period beginning on the grant date and ending on the vest date. Upon vesting, the Company will withhold shares of common stock in an amount sufficient to cover its minimum statutory tax withholding obligations and will issue shares of its common stock for the remaining amount. The compensation expense incurred by the Company for RSUs is based on the closing market price of the Company’s common stock on the date of grant less the future present value of dividends and is amortized ratably on a straight-line basis over the requisite service period.

Similarly, beginning in December 2007, the Company modified the terms of its new stock option grants to permit the exercise of vested stock options on a net settlement basis such that the employee would not tender any cash or shares upon exercise. Rather, the Company would withhold the number of shares having a fair value equal to the option exercise price and its minimum statutory tax withholding obligations from the shares that would otherwise be issued upon exercise.

The Compensation Committee currently believes that stock options and RSUs are the most effective tools to align the long-term interests of executives and stockholders. In the case of stock options, this is because they do not become valuable to the holder unless the price of our stock increases above the fair market value of our stock on the date of grant. In the case of RSUs, a RSU delivers more value than a stock option to the holder if the price of our stock remains constant, but the value to the holder increases as our stock price increases over time. By granting both stock options and RSUs, executives may realize the benefits of each and also achieve a more diversified mix of equity compensation.

Equity Award Granting Practices. Executive officers receive a grant of stock options at the first meeting of the Compensation Committee to occur after the start of their employment during which grants to employees are approved. The Compensation Committee has also historically made periodic grants of stock options to the executive officers, which have typically occurred every 18-24 months. In 2007, a periodic grant of stock options and, for the first time, RSUs was made to the executive officers. Stock options are awarded at an exercise price equal to, or greater than, the market value of our common stock on the date of grant, and typically vest on a quarterly basis over a 4-5 year period. The number of stock options and RSUs granted to an executive officer is determined by taking into consideration factors such as: (i) the number of equity awards previously granted to the executive; (ii) the executive’s remaining equity awards exercisable and the value of those equity awards; (iii) the prior performance of the executive; (iv) the anticipated value that an executive will add to the Company in the future; and (v) the fair value of the Company’s stock options and RSUs under FAS 123(R). Stock options and RSUs are generally granted at a two to one ratio, given that RSUs carry a greater expense to the Company under FAS 123(R). The Company anticipates making periodic grants of stock options and RSUs available every 12 months in the future.

Other Perquisites. In addition to the elements of compensation discussed above, the Company offers the executive officers Company-paid parking at our home office location, and contributions towards health, dental, life, accidental disability and dismemberment, and disability insurance premiums. The Company does not offer deferred compensation of any kind, nor does it offer retirement benefits other than a 401(k) defined contribution plan. The Company typically matches 50% of contributions made by executive officers and other employees to the 401(k) plan, up to a cap.

Compensation of the Chief Executive Officer in 2007. The Compensation Committee believes that the Chief Executive Officer continued to perform at a high level in 2007, and that his performance is not reflected in his salary. The Chief Executive Officer’s comparatively low salary reflects his status as a significant shareholder in the Company, and, as such, his personal wealth is tied directly to sustained increases in the Company’s value. Therefore, in 2007, the Chief Executive Officer’s salary was not increased. In 2007, Mr. Trefler was eligible for an annual bonus of up to 100% of his base salary based upon a review of the Company’s performance against its financial and strategic goals for the year. In setting the Chief Executive Officer’s bonus for 2007, the Compensation Committee considered the factors described above and ultimately determined that he should be granted a bonus of $209,250, representing 93% of his target bonus, because the Company met its financial and strategic goals for the year, with the exception of license bookings which fell short of the target established by our Board of Directors for 2007. Consistent with the Compensation Committee’s past practice, no stock options or RSUs were granted to the Chief Executive Officer because of his already significant holdings of Company stock.

Elements of Post-Termination Compensation. We have entered into employment offer letters with Messrs. Dynes, Hughes and Kra containing provisions for additional cash compensation upon termination of employment under certain circumstances. Specifically, each of these letters provides for a lump-sum severance payment equal to six months of then-current base salary in the event that such officer’s employment is terminated by the Company without cause. In addition, for Messrs. Hughes and Dynes, for each additional six months of employment following the first anniversary of such officer’s respective start date, the amount of severance shall be increased by one month of base salary up to a maximum total of twelve months. Our primary rationale for providing these payments is that we believe that it is standard in our industry to provide a reasonable severance payment to certain high ranking executive officers in the event that they are terminated without cause, and that the absence of such arrangements might jeopardize our chances of hiring and retaining such executives. We limit such post-termination compensation arrangements to situations in which such executive officers are actually terminated, rather than those in which there is a mere change of control. In the event that such a termination without cause occurred to one of these executive officers at the base salary levels in effect on December 31, 2007, Mr. Dynes would receive $127,500, Mr. Hughes would receive $145,833, and Mr. Kra would receive $115,000. Additionally, while any acceleration of unvested options generally occurs solely at the discretion of our Board of Directors, the options to purchase 100,000 shares of common stock that Messrs. Dynes and Hughes were each granted at the time of their hire, are subject to a minimum acceleration of vesting of six months in the event of a sale of the Company (as defined in the 2004 Long Term Incentive Plan).

Impact of Regulatory Requirements

Our stock option and RSU grant policies are impacted by FAS 123(R), which we adopted on January 1, 2006. As a result of the adoption of this accounting policy, the Company has generally reduced the amount of stock options granted to employees, as has been the case with many companies of similar size in our industry.

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive and its four other most highly compensated executives. Performance-based compensation is excluded from the compensation taken into account for purposes of the limit if certain requirements are met. We currently intend to structure our stock options and RSUs granted to executives in a manner that complies with the performance-based requirements of the statute. The Committee believes that, given the general range of salaries and bonuses for executive officers, the $1 million threshold of Section 162(m) will not be reached by any of our executive officers in the foreseeable future. Accordingly, the Compensation Committee has not considered what its policy regarding compensation not qualifying for federal tax deduction might be at such time, if ever, as that threshold is within range of any executive officer.

EXECUTIVE COMPENSATION

The following table sets forth information required under applicable SEC rules about the compensation for 2007 and 2006 of (i) our Chief Executive Officer, (ii) our Chief Financial Officer, and (iii) our three most highly compensated other executive officers who were serving as officers on December 31, 2007 (collectively, the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Alan Trefler Chairman and Chief Executive Officer	2007 2006	225,000 225,000	— —	— —	— —	209,250 225,000	17,018 17,770	451,268 467,770
Craig Dynes Chief Financial Officer (5)	2007 2006	255,000 79,647	— —	1,643 —	135,520 80,965	118,575 31,859	20,833 5,845	531,571 198,316
Douglas Kra Vice President of Global Services	2007 2006	230,000 210,000	— —	1,643 —	45,596 64,504	106,950 94,500	20,734 18,916	404,923 387,920
Edward Hughes Senior Vice President of Global Sales (6)	2007 2006	250,000 214,102	— —	1,233 —	129,762 202,755	171,827 180,737	19,362 17,956	572,184 615,550
Michael Pyle Vice President of Product Development	2007 2006	230,000 215,000	— —	1,643 —	34,339 48,482	106,950 96,750	17,032 17,599	389,964 377,831

(1)	The amounts in the “Stock Awards” column reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007, in accordance with FAS 123(R), of RSU awards, which the Company began granting in 2007. Assumptions used in the calculation of this amount are included in Notes 1(q) and 4, “Stock-Based Compensation” to the Company’s audited financial statements for the year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 10, 2008.
(2)	The amounts in the “Option Awards” column reflect the dollar amount recognized for financial statement reporting purposes for the years ended December 31, 2007 and December 31, 2006, in accordance with FAS 123(R), of stock option awards and therefore may include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of this amount are included in Notes 1(q) and 4, “Stock-Based Compensation” to the Company’s audited financial statements for the year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 10, 2008.
(3)	Represents annual cash bonuses earned in the year shown and paid in the following year.
(4)	“All Other Compensation” is comprised of the Company 401(k) match, Company-paid parking, and Company-paid health, dental, and other insurance premiums.
(5)	Mr. Dynes’ employment with us began on September 7, 2006.
(6)	Mr. Hughes’ employment with us began on February 21, 2006.

The following table sets forth certain information with respect to the plan-based awards granted during or for the fiscal year ended December 31, 2007 to each of the Named Executive Officers.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
		Threshold ($)	Target ($)	Maximum ($) (2)	Threshold (#)	Target (#)	Maximum (#)
Alan Trefler Chairman and Chief Executive Officer	4/03/07	0	225,000	450,000	—	—	—	—	—	—	—

Craig Dynes Chief Financial Officer	4/03/07	0	127,500	255,000	—	—	—
	12/13/07							8,000	16,000	12.00	184,480

Douglas Kra Vice President of Global Services	4/03/07	0	115,000	230,000	—	—	—
	12/13/07							8,000	16,000	12.00	184,480

Edward Hughes Senior Vice President of Global Sales	4/03/07	0	190,000	290,000	—	—	—
	12/13/07							6,000	12,000	12.00	138,360

Michael Pyle Vice President of Product Development	4/03/07		115,000	230,000	—	—	—
	12/13/07							8,000	16,000	12.00	184,480

(1)	The amounts in the “Grant Date Fair Value of Stock and Option Awards” reflect the FAS 123(R) fair value measured as of grant date for the entire option and RSU (across all vesting periods) for each option and RSU award granted in the year 2007.
(2)	The “Maximum” for each is 200% of the Target per the terms of the applicable incentive plan.

The following table sets forth certain information with respect to the value of outstanding equity awards, at December 31, 2007, previously granted to the Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Alan Trefler Chairman and Chief Executive Officer	—	—	—	—	—		—		—	—	—

Craig Dynes Chief Financial Officer	25,000	75,000	—	8.16	9/7/2016	(1)	8,000	(6)	96,000	—	—
	—	16,000		12.00	12/13/2017	(5)

Douglas Kra Vice President of Global Services	48,000	32,000	—	7.21	11/1/2014	(1)	—		—	—	—
	20,000	—		8.67	12/8/2015	(2)	8,000	(6)	96,000
	—	16,000		12.00	12/13/2017	(5)

Edward Hughes Senior Vice President of Global Sales	13,750	56,250	—	7.93	2/21/2016	(3)	6,000	(6)	72,000	—	—
	—	12,000		12.00	12/13/2017	(5)

Michael Pyle Vice President of Product Development	5,000	—	—	7.75	10/15/2008	(4)	8,000	(6)	96,000	—	—
	20,000	—		7.75	10/15/2008	(1)
	75,000	—		7.75	10/15/2008	(1)
	50,000	—		18.56	2/25/2010	(3)
	40,000	—		4.38	3/8/2011	(3)
	36,000	4,000		4.11	4/18/2013	(1)
	30,000	20,000		7.11	11/4/2014	(1)
	20,000	—		8.67	12/8/2015	(2)
	—	16,000		12.00	12/13/2017	(5)

(1)	These stock options vest quarterly over a five-year period beginning on the date of grant.
(2)	These stock options vested fully upon the date of grant, December 8, 2005. The exercise price represented a 20% premium to the fair market value of our common stock on the grant date, measured as the average of the high and low trading price of the common stock on such date as reported on Nasdaq.
(3)	These stock options vest quarterly over a four-year period beginning on the date of grant.
(4)	These stock options vest quarterly over a two-year period beginning on the date of grant.
(5)	These stock options vest on a five year schedule, with 20% vesting after one year and the remaining 80% vesting in equal quarterly installments over the remaining four years.
(6)	Refers to RSUs, each of which represents the right to receive, following vesting, one share of common stock. The RSUs vest on a five year schedule, with 20% vesting after one year and the remaining 80% vesting in equal quarterly installments over the remaining four years.

The following table sets forth certain information with respect to the options exercised by the Named Executive Officers during the fiscal year ended December 31, 2007.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Alan Trefler Chairman and Chief Executive Officer	—	—	—	—

Craig Dynes Chief Financial Officer	—	—	—	—

Douglas Kra Vice President of Global Services	—	—	—	—

Edward Hughes Senior Vice President of Global Sales	30,000	111,173	—	—

Michael Pyle Vice President of Product Development	35,000	273,582	—	—

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, or “CD&A,” with management, and, based on such review and discussion, recommended to the Board of Directors the inclusion of the CD&A in this proxy statement.

Compensation Committee

James P. O’Halloran, Chairman

Alexander d’Arbeloff

William W. Wyman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Compensation Committee were, at any time during 2007 or in the three prior years, an officer or employee of ours or any of our subsidiaries. None of them had any relationship with us during 2007 that was required to be disclosed under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

None of our executive officers served as a Director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, whose executive officers served on our Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, during 2007 there were no transactions involving more than $120,000, nor are any proposed, between us and any executive officer, Director, beneficial owner of 5% or more of our common stock or equivalents, or any immediate family member of any of the foregoing, in which any such persons or entities had or will have a direct or indirect material interest.

We have entered into employment offer letters with Messrs. Kra, Hughes and Dynes that provide for a lump-sum payment of severance equal to six months of their then base salary in the event that their employment is terminated without cause. In addition, for Messrs. Hughes and Dynes, for each additional six months of employment following the first anniversary of such officer’s respective start date, the amount of severance shall be increased by one month of base salary up to a maximum total of twelve months.

Leon Trefler, the brother of our Chairman and Chief Executive Officer, is employed by the Company as a Managing Director, North America Sales. During 2007, Leon Trefler received base salary and sales commissions totaling $407,059 in consideration for his services to the Company.

Effective February 14, 2007, our Board of Directors has adopted a Related Person Transaction Policy, which can be found on the “Governance” section of our website at www.pega.com. The policy mandates that the Company enter into or ratify a related person transaction only when the Company’s Board of Directors, or a committee thereof, acting in accordance with the policy, determines that the transaction is either in, or is not inconsistent with, the best interest of the Company and its stockholders. A “related person transaction” for these purposes is defined in the policy to include any transaction or relationship (involving an amount expected to exceed $100,000) between the Company and an individual or entity defined as a “related person” in the policy. Approval or ratification of a related person transaction may be conditioned by the Board, or committee thereof, directing the related person or the Company to take certain actions to narrow the scope of the relationship, such as: requiring the related person to resign from, or change position within an entity involved in the related person transaction; assuring that the related person not be directly involved in negotiating the terms of the related person transaction; limiting the duration or magnitude of the related person transaction; or requiring that information about the related person transaction be documented and delivered to the Board or committee on an ongoing process. Following our adoption of this policy, the Board of Directors reviewed, approved and ratified all related person transactions that occurred between January 1, 2006 and February 14, 2007, which consisted only of the employment of Leon Trefler as discussed in the preceding paragraph.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The primary duties and responsibilities of the Audit Committee are to: (1) select and engage our independent registered public accounting firm; (2) serve as an independent and objective party to monitor our internal controls over financial reporting and disclosure controls; (3) review and appraise the audit efforts of our independent registered public accounting firm and internal audit functions; (4) review the independent registered public accounting firm’s fees; (5) direct the operation of the Company’s hotline process for the reporting of concerns regarding questionable accounting or auditing matters; and (6) provide an open avenue of communication among the independent registered public accounting firm, financial and senior management and the Board of Directors. The Audit Committee is also responsible for overseeing legal compliance matters, including our Code of Conduct.

The Audit Committee consists of three members, each of whom is independent (as defined by listing standards that govern companies, the shares of which are listed on Nasdaq). The Board of Directors has determined that the members of the Audit Committee satisfy the requirements of the SEC and Nasdaq as to independence, financial sophistication and expertise. In addition, the Board of Directors has determined that Mr. O’Halloran is an “audit committee financial expert” as defined by SEC rules. The Audit Committee operates under a written charter, approved by the Board of Directors, which was last amended in April 2004. The charter of the Audit Committee can be found on the “Governance” section of our website at www.pega.com.

In fulfilling its oversight responsibilities regarding the Company’s 2007 financial statements, the Audit Committee reviewed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee’s review included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement of Auditing Standards No. 61 “Communication with Audit Committee,” including the process used by management in formulating particularly sensitive accounting estimates and the basis for the conclusions of the independent registered public accounting firm regarding the reasonableness of those estimates.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgment as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States). In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from management and Pegasystems, including the matters in the written disclosures required by AICPA Board Standard No. 1 “Independence Discussions with Audit Committees” and received by the Committee.

The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for its audits in 2008. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its audits, the understanding of our internal controls, and the overall quality of our financial reporting. The Audit Committee also reviewed with our independent registered public accounting firm and management our significant tax positions. The Audit Committee held 17 meetings during 2007.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007. The Audit Committee has also selected Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2008.

Audit Committee

Steven F. Kaplan, Chairman

James P. O’Halloran

William W. Wyman

RATIFICATION OF THE SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Item 2 of Notice)

Our Audit Committee has selected Deloitte & Touche LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2008. Deloitte & Touche LLP audited our financial statements for the fiscal year ended December 31, 2007. Although stockholder approval of the selection of Deloitte & Touche LLP is not required by law, our Board of Directors believes that it is advisable to give stockholders the opportunity to ratify this selection. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

The Board of Directors recommends that you vote FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm, and proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise on the proxy.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Deloitte & Touche LLP, independent registered public accounting firm, audited our financial statements for the fiscal years ended December 31, 2007 and December 31, 2006. The following table shows the fees for audit and other services provided by Deloitte & Touche LLP for 2007 and 2006.

	2007 (in thousands)	2006 (in thousands)
Audit fees (1)	$1,870	$2,871
Audit-related fees (2)	—	—
Tax fees (3)	105	151
All other fees (4)	2	19

Total	$1,977	$3,041

(1)	Represents fees billed for professional services provided in connection with the audit of our financial statements, statutory audits and the reviews of quarterly reports on Form 10-Q for the applicable year. The 2006 fees include fees of $428,000 for work done in connection with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and fees of $1,119,000 for work done in connection with the restatement for 2006.
(2)	Represents fees billed in the applicable year for the audit of our 401(k) plan.
(3)	Represents fees billed in the applicable year for tax compliance, tax advice and tax planning services.
(4)	In 2007, represents fees billed for the subscription to an online accounting research tool. In 2006, represents fees billed for the purchase of tax software.

All audit and non-audit services provided by Deloitte & Touche LLP in 2007 and 2006 were pre-approved by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and executive officers, and the holders of more than 10% of our common stock, to file reports with the SEC disclosing their ownership of our stock and changes in such ownership. Officers, Directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of our records and written representations by persons required to file these reports, during 2007, all filing requirements under Section 16(a) were complied with in a timely fashion, except for a transaction involving Edward L. Hughes, an officer of the Company, in which the exercise of options to purchase shares of Pegasystems Inc. common stock and a sale of those shares was not timely reported on a Form 4. Additionally, a Form 5 was filed on behalf of Douglas I. Kra, an officer of the Company, which untimely reported the acquisition of shares as a result of his participation in the Company’s Employee Stock Purchase Plan which occurred in 2005. Both were due to administrative errors.

OTHER MATTERS

We do not know of any other matters that will be brought before the Annual Meeting. If, however, other business is properly presented for consideration at the Annual Meeting, the persons named in the proxy card intend to vote in accordance with their judgment on such matters.

In order that your shares may be represented if you do not plan to attend the Annual Meeting, please submit your proxy via the Internet or by filling out, signing, dating and returning your proxy card promptly.

A prompt response will greatly facilitate arrangements for the Annual Meeting, and your cooperation will be appreciated.

By Order of the Board of Directors

Shawn Hoyt

General Counsel and Secretary

April 8, 2008

Proxy - Pegasystems Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

2008 Annual Meeting of Stockholders

The undersigned stockholder of Pegasystems Inc., a Massachusetts corporation (“Pegasystems”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 8, 2008 and hereby appoints Alan Trefler and Craig Dynes, or any one or more of them, proxies and attorneys-in-fact with full power of substitution to each other for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote the common stock of the undersigned in Pegasystems at the Annual Meeting of its Stockholders to be held May 29, 2008 at One Main Street, Cambridge, Massachusetts at 9:30 a.m., local time, or any adjournment or postponement thereof. Any of such attorneys or substitutes shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1 AND 2 AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU INSTRUCT THE PROXIES TO VOTE FOR THE NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSAL NOS. 1 AND 2.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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	000004	000000000.000 ext 000000000.000 ext
MR A SAMPLE		000000000.000 ext 000000000.000 ext
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

A Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:

	For	Withhold		For	Withhold		For	Withhold

01 - Alexander V. d’Arbeloff	☐	☐	02 - Richard H. Jones	☐	☐	03 - Steven F. Kaplan	☐	☐

04 - James P. O’Halloran	☐	☐	05 - Alan Trefler	☐	☐	06 - William W. Wyman	☐	☐

		For	Against	Abstain

2.	To ratify the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2008.	☐	☐	☐	3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

B    Non-Voting Items

Change of Address – Please print new address below.

C    Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below

Please sign exactly as name appears hereon. When shares are held in more than one name, including joint tenants, each party should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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  IMPORTANT ANNUAL STOCKHOLDERS’ MEETING

  INFORMATION — YOUR VOTE COUNTS!

Important Notice Regarding the Availability of Proxy Materials for the

Pegasystems Inc. Annual Stockholders’ Meeting to be Held on Thursday May 29, 2008.

Under new Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Proxy Statement and Annual Report on Form 10-K are available at:

www.envisionreports.com/PEGA

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to www.envisionreports.com/PEGA to view the materials.

Step 2: Click on Cast Your Vote or Request Materials.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 8, 2008 to facilitate timely delivery.

Stockholder Meeting Notice

Pegasystems Inc. Annual Meeting of Stockholders will be held on Thursday, May 29, 2008 at One Main Street, Cambridge, Massachusetts, 02142, at 9:30 a.m. local time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends that you vote FOR the following proposals:

1.	Election of Directors.

	01 - Alexander V. d’Arbeloff	02 - Richard H. Jones	03 - Steven F. Kaplan

	04 - James P. O’Halloran	05 - Alan Trefler	06 - William W. Wyman

2.	Ratify selection of Auditors.

To ratify the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2008.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the numbers in the shaded bar on the reverse side when requesting a set of proxy materials.

g	Internet – Go to www.envisionreports.com/PEGA. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

g	Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

g	Email – Send email to investorvote@computershare.com with “Proxy Materials Pegasystems Inc.” in the subject line. Include in the message your full name and address, plus the three numbers located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 8, 2008.

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